EXHIBIT 11
                                CENTURYTEL, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                  (UNAUDITED)
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                                                                           Three months
                                                                          ended March 31,
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                                                                   2000                     1999
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                                                                (Dollars, except per share amounts,
                                                                      and shares in thousands)

Income (Numerator):
Net income                                                     $  49,284                   61,105
Dividends applicable to preferred stock                              (99)                    (102)
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Net income applicable to common stock                             49,185                   61,003
Dividends applicable to preferred stock                               99                      102
Interest on convertible securities, net of taxes                      33                       63
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Net income as adjusted for purposes of computing
  diluted earnings per share                                   $  49,317                   61,168
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                                   140,151                  138,594
     Employee Stock Ownership Plan shares not
       committed to be released                                     (414)                    (508)
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Number of shares for computing basic earnings per share          139,737                  138,086

Incremental common shares attributable to dilutive securities:
     Conversion of convertible securities                            707                    1,019
     Shares issuable under stock option plan                       1,284                    1,923
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Number of shares as adjusted for purposes of computing
  diluted earnings per share                                     141,728                  141,028
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Basic earnings per share                                       $     .35                      .44
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Diluted earnings per share                                     $     .35                      .43
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